UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

All for One Media Corp.
(Exact name of Registrant as specified in its charter)

Utah	5592357-1042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Attn: Brian Lukow

236 Sarles Street

Mt. Kisco, New York 10549

(914) 574-6174

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

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Item 1. Business.

All for One Media Corp. (referred to herein as the “Company,” “All for One” or “AFOM”) was incorporated under the laws of the State of Utah on March 2, 2004, as “Early Equine, Inc.” The Company is principally engaged in content development of media targeted at the “tween” demographic consisting of children between the ages of seven and fourteen. We specialize in creating, launching, and marketing original pop music performed by “boy bands” and “girl groups,” though we also produce motion pictures, pre-recorded music, television, live concert performances, and licensed merchandise. On October 26, 2015, the Company entered into an asset exchange agreement with Crazy for the Boys, LLC, a Delaware limited liability company (“CFTB”), wherein the Company acquired movie screenplays, master recordings, trademarks, URLs, and other assets from CFTB in exchange for 5,201,500 shares of the Company’s common stock. As of the date of this registration statement, CFTB beneficially owns approximately 31.51% of the Company’s outstanding common stock. The Company also carries out its business through its subsidiary, Tween Entertainment Brands Inc., a corporation organized under the laws of the state of Florida. On November 4, 2015 the Company changed its name to All for One Media Corp.

From inception to date, we have generated no revenues, we have an accumulated deficit of $2,580,855 as of September 30, 2016, and we anticipate generating losses for the next twelve months. As of September 30, 2016, we had cash and cash equivalents of $44,323, and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost. To address this concern, we have had discussions with prospective investors interested in financing the Company directly, as well as joint venture partners who have expressed interest in funding or co-funding certain of our projects. Our independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

The address of our principal executive office is:

All for One Media Corp.

236 Sarles Street

Mt. Kisco, New York 10549

Our telephone number is (914) 574-6174. Our e-mail address is brian@entbrands.com. Our website can be viewed at www.allforone.media. Information included in our website is not a part of this registration statement.

Competition

The Company competes with all forms of entertainment. A large number of companies, many with significantly more resources than All for One Media, Inc., produce and distribute film and music recordings, exploit products in the home entertainment market, and produce music for live theater and performance. Our competitive position primarily depends on the amount and quality of the content produced, its distribution and marketing success, and public response. We also compete to obtain creative and performing talents, story properties, and many other rights that are essential to the success of our business. Operating results for these offerings are influenced by seasonal consumer purchasing behavior, consumer preferences, levels of marketing and promotion, and by the timing and performance of releases, which may be directly or indirectly influenced by competitors.

Trademarks & Copyrights

We own the website URLs www.crazyfortheboys.com, www.allforone.media, and www.thescab.org.

Regulatory Matters

Children’s Privacy

Various laws and regulations intended to protect the interests of children are applicable to our business, including measures designed to protect the privacy of minors online. As we are currently focused on marketing content to this demographic, we will be subject to these regulations. The U.S. Children’s Online Privacy Protection Act (“COPPA”) limits the collection of personal information online from children under the age of 13 by operators of websites or online services. Effective July 1, 2013, the Federal Trade Commission adopted revisions to regulations under COPPA to further expand the scope of the regulations. Such regulations also limit the types of advertising we are able to sell on our websites and applications and impose strict liability for certain actions of advertisers, which could affect advertising demand and pricing. State and federal policymakers are also considering regulatory and legislative methods to protect consumer privacy on the Internet, and these efforts have focused particular attention on children and teens.

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Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Employees

The Company currently has one full-time employee and no part-time employees.

Through in-house and third-party production service companies, we will engage the services of writers, directors, performers, musicians, and various crew members who are subject to certain industry-wide and/or specially negotiated collective bargaining agreements or one-off letter agreements. The Alliance of Motion Picture and Television Producers is a multi-employer trade association, which, along with and on behalf of hundreds of member companies, negotiates the industry-wide collective bargaining agreements with these parties. Any labor dispute with the labor organizations that represent any of these parties could disrupt our operations and reduce our revenues.

Item 1A. Risk Factors.

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR COMPANY

We may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to organize and promote concerts. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses that will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future.

We have a limited operating history which may not be an indicator of our future results.

We are a development stage company with a limited capital base. We have been engaged in organization and start-up activities related to financing the launch of a girl group band. We have no operating history investors may use to evaluate our future performance. As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we operate, the historical financial data is of limited value in evaluating our future revenue and operating expenses. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, general and administrative expenses may increase significantly as we expand operations. To the extent that these expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition will suffer.

We have never produced, distributed or marketed a movie.

We intend to rely on a number of production, distribution, and marketing methods. Our primary focus will be the production, distribution, and marketing of Crazy For The Boys. Our management team has never produced, distributed or marketed a movie. Production, distribution, and marketing of movies is highly competitive and there can be no assurance that we will be able to market our product.

We are dependent on a limited number of proprietary copyrights.

We will initially derive all revenue from two properties, the Crazy For The Boys film and the Crazy For The Boys soundtrack, which, even if successful, will likely generate revenues for only a limited period of time. Because our licensing revenue is highly subject to the changing trends in the entertainment business, our licensing revenue may be subject to dramatic increases and decreases. Nevertheless, we feel that by promoting these two properties to launch our brand, we can successfully leverage the maturity of social media to connect tweens with content that is relevant and with which they can identify.

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Competition in the entertainment industry may make it difficult to succeed long-term.

The recorded music, motion picture, and music publishing industries are highly competitive. Our competition includes major media and entertainment studios, independent film and music production companies, and television networks, both generally and concurrently at the time of release of our respective content. We compete with larger production studios that are better capitalized, who can fund projects based on the returns of prior productions. We will compete with these companies for artists, talent, airtime, and space in retail outlets. We are not at present, and do not expect in the foreseeable future to be, a significant participant in this marketplace. The market for music and movie production, distribution, and marketing is very competitive, and our lack of experience, compared to that of these competitors, may impair our ability to successfully produce content that creates a positive return on investment. Furthermore, we face indirect competition from alternative forms of leisure, such as travel, sporting events, outdoor recreation, and other cultural activities.

The entertainment industry is highly competitive, rapidly evolving, and subject to constant change. Other entertainment companies currently offer one or more of each of the types of products and services we plan to offer. In addition, our music and motion picture productions will compete for audience acceptance and exhibition outlets with music and motion pictures produced and distributed by other larger, more established companies. As a result, the success of any of our recorded music products or motion pictures is dependent not only on the quality and acceptance of a particular production, but also on numerous independent companies with whom we may partner. Some of our competitors in the music business will include Motown, Time Warner Inc., Universal Music Group, Sony BMG, and EMI, and numerous independent companies. We expect that our film business will compete with well-established companies, including MGM, DreamWorks, Time Warner Inc., Sony, Paramount, and Universal, as well as numerous small independent companies, all of which produce, develop or market films, DVDs, television, and cable programming.

The Company must respond successfully to ongoing changes in the U.S. video entertainment industry and consumer viewing patterns to remain competitive.

The Company expects that a substantial portion of its revenues and profits will be derived from the production and licensing of video entertainment offerings. The U.S. video entertainment industry is evolving, with developments in technology leading to new video services that are experiencing rapid growth, resulting in higher overall video content consumption as well as a shift in consumer viewing patterns as consumers seek more control over when, where, and how they view video content. These changes pose risks to the traditional U.S. television industry and some of the Company’s business models, including the disruption of the traditional television content delivery model by video streaming services, some of which are growing rapidly. The Company’s strategy to address these risks, including continuing to produce high-quality original content, and investing in technology and working with partners to enhance our content offerings, may not be successful. The Company may incur significant costs to implement its strategy and respond to and mitigate the risks from these changes, and, if not successful, could experience a significant adverse impact on the Company’s competitive position, businesses and results of operations.

The popularity of content is difficult to predict and can change rapidly, and low public acceptance of the Company’s content will adversely affect its results of operations.

The revenues expected from the sale, distribution, and licensing of television programming, feature films, music, and other content will depend primarily on widespread public acceptance of that content, which is difficult to predict and can change rapidly. The Company must invest substantial amounts in the production and marketing of its content before it learns whether such content will reach anticipated levels of popularity with consumers. The popularity of the Company’s content depends on many factors, only some of which are within the Company’s control. Examples include the popularity of competing content (including locally-produced content internationally), the availability of alternative forms of leisure and entertainment activities, the Company’s ability to maintain or develop strong brand awareness and target key audiences, and the Company’s ability to successfully anticipate (and timely adapt its content to) changes in consumer tastes in the countries and territories in which the Company operates. Low public acceptance of the Company’s content will adversely affect its results of operations.

Generally, feature films that perform well upon initial release also have commercial success in subsequent distribution channels. Therefore, the underperformance of a feature film, especially an “event” film, upon its public release can result in lower than expected revenues for the Company from the license of the film to broadcast and cable networks. If a new “event” film fails to achieve commercial success upon release, it may limit the Company’s ability to create new content. The failure to develop successful new content could have an adverse effect on the Company’s results of operations.

Consumer purchasing habits are not consistent throughout the year.

Sales of music and licensed goods concepts are seasonal, with a high percentage of retail sales occurring during the third and fourth quarters of the calendar year. As a result of the seasonal nature of our industry, we would be significantly and adversely affected by unforeseen events that negatively impact the retail environment or consumer buying patterns, particularly if such events were to impact the key-selling season.

Some initiatives to respond to and address the changes to the U.S. entertainment industry and consumer viewing and listening patterns may be outside the Company’s control.

While the Company supports the development of better consumer interfaces, the development and implementation of these interfaces are often outside the Company’s control. In addition, the Company may not be able to introduce new business models and products to enhance the value of its content without the cooperation of affiliates or other partners.

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Advances in technology may have a material adverse effect on our revenues.

Advances in technology may affect the manner in which entertainment content is distributed to consumers. These changes, which might affect the entertainment industry as a whole, include the proliferation of digital music players, cloud-based services that allow consumers to download and store single songs, and pay-per-view movie services. These developments have created new outlets for consumers to purchase entertainment content. These new outlets may affect the quantity of entertainment products available for purchase and may reduce the amount that consumers are willing to pay for particular products. As a result, there could be a negative impact on our ability to sell DVDs and CDs. Any failure to adapt our business model to these changes could have a material adverse effect on our revenues.

Our success will depend on external factors in the music and film industries.

Operating in the music and film industries involves a substantial degree of risk. Each planned girl group and boy band music project or film production is an individual artistic work, and unpredictable audience reactions determine commercial success. The commercial success of a music or film project also depends on:

•	the quality and acceptance of other competing records or films released into the marketplace at or near the same time;
•	critical reviews;
•	the availability of alternative forms of entertainment and leisure activities;
•	general economic conditions; and
•	various other tangible and intangible factors.

Each of these factors is subject to change and cannot be predicted with certainty. There can be no assurance that our planned music and film projects will receive favorable ratings or reviews or that consumers will purchase our entertainment products and services.

The Company’s results of operations may be adversely affected if the Company’s efforts to increase sales of its video content and make digital ownership of content more compelling to consumers are not successful.

Several factors have contributed to an industry-wide decline in sales of home entertainment products in physical formats in recent years, including consumers shifting to on demand video subscriptions and electronic purchases and rentals; consumers electing to rent films using discount rental kiosks; changing retailer strategies and initiatives (e.g., reduction in floor space devoted to home entertainment products in physical formats); retail store closures; weak economic conditions; increasing competition for consumer discretionary time and spending; and piracy. The Company’s efforts to offset the decline in sales of home entertainment products in physical formats and to make digital ownership of content more attractive to consumers may not be successful or may take several more years to become successful.

The Company may be adversely affected if distributors fail to adequately promote our creative projects.

Decisions regarding the timing of release and promotional support of our girl group and boy band music, music video, motion picture, television, and related licensing products are important in determining the success of the Company. As with most production companies, we do not control the manner in which our distributing partners distribute our content to final consumers. Although our distributors will have a financial interest in the success of our girl group and boy band projects, and decision by our distributors to not promote our products, or to promote a competitor’s products, could have a material adverse effect on our business and financial condition.

If the Company fails to compete successfully against alternative sources of entertainment, there may be an adverse effect on the Company’s results of operations.

The Company competes with all other sources of entertainment, including television, premium pay television services, on demand video subscriptions, feature films, the Internet, home entertainment products, videogames, social networking, print media, pirated content, live sports and other events, for consumers’ leisure and entertainment time and discretionary spending. The increased number of media and entertainment choices available to consumers has made it much more difficult to attract and obtain their attention and time. There can be no assurance that the Company will be able to compete successfully in the future against existing or new competitors.

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The Company must protect its intellectual property.

We will rely on copyright, trademark, and other proprietary rights law to protect the intellectual property of our girl group and boy band projects. Our business is subject to the risk of third parties infringing on these intellectual property rights. We may need to pursue litigation to protect our intellectual property and that of our authorized licensors, which could result in substantial costs and divert resources.

Threats of piracy of the Company’s content, products, and other intellectual property may further decrease the revenues received from the legitimate sale, licensing, and distribution of its content and adversely affect its business and profitability.

Though the Company has never been victim of copyright piracy, it may be negatively affected this practice, and any piracy of the Company’s content, products and other intellectual property could reduce the revenues the Company earns from the legitimate sale, licensing and distribution of its content, products and other intellectual property. The risks relating to piracy have increased in recent years due to technological developments that have made it easier to create, distribute and store high-quality unauthorized copies of content, such as the proliferation of cloud-based storage and streaming services, increased broadband Internet speeds and penetration rates, and increased availability and speed of mobile data transmission. Piracy is particularly prevalent in countries that lack effective copyright and technical legal protections or enforcement measures, and illegitimate operators based in those parts of the world can attract viewers from anywhere in the world. Once our projects are produced for mass distribution, the Company will devote the necessary resources to protect its content, products and intellectual property, but these efforts to enforce rights and combat piracy may not be successful.

The Company may be subject to claims that it infringed intellectual property rights of others, which could require the Company to change its business practices.

Successful claims that the Company infringes on the intellectual property rights of others could require the Company to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability, be prohibited preliminarily or permanently from further use of the intellectual property in question or require the Company to change its business practices to stop the infringing use, which could limit its ability to compete effectively. Even if the Company believes a claim of intellectual property infringement is without merit, defending against the claim can be time-consuming and costly and divert management’s attention and resources away from its businesses.

We may be negatively affected by adverse general economic conditions.

Current conditions in domestic and global economies are extremely uncertain. Adverse changes may occur as a result of softening global economies, wavering consumer confidence caused by the threat of terrorism and war, and other factors capable of affecting economic conditions. Such changes could have a material adverse effect on our business, financial condition, and results of operations.

The Company’s businesses are subject to labor interruption.

The Company and some of its suppliers and business partners retain the services of writers, directors, actors, technicians, trade employees and others involved in the development and production of its television, feature film, and music content, who are covered by collective bargaining agreements. If negotiations to renew expiring collective bargaining agreements are not successful or become unproductive, the affected unions could take actions such as strikes, work slowdowns or work stoppages. Such actions or the possibility of such actions could result in delays in the production of the Company’s television programming and feature films. The Company could also incur higher costs from such actions, new collective bargaining agreements or the renewal of collective bargaining agreements on less favorable terms. Many of the collective bargaining agreements that cover individuals providing services to the Company are industry-wide agreements, and the Company may lack practical control over the negotiations and terms of these agreements. Depending on their duration, such union or labor disputes could have an adverse effect on the Company’s results of operations.

Our success depends largely on our management.

We are dependent on the continued employment of Brian Lukow, our President and CEO. Although we believe that we would be able to locate a suitable replacement, if we lose the services of Mr. Lukow, we cannot assure you that we would be able to do so. Additionally, our future operating results will substantially depend on our ability to attract and retain highly qualified management, financial, technical, creative, and administrative personnel. Competition for such people is intense and can lead to increased compensation expenses. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business.

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We need to obtain additional financing in order to continue our operations.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We have no existing bank lines of credit and have not established any definitive sources for additional financing programs. The entertainment industry is rapidly evolving and our inability to take advantage of opportunities because of capital constraints may have a material adverse effect on our current business and future prospects.

RISKS RELATED TO OUR SECURITIES

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTC Pink and other similarly-tiered quotation boards have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•	variations in our operating results;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Our common shares may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

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Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on brokers-dealers who sell our securities. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and FINRA, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A majority of the outstanding shares of our common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that one year following a company filing Form 10 information with the SEC to that effect, a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock. Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

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Our preferred stock could be issued to inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Utah law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•

make a reasonable determination that the transaction in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Item 2. Financial Information.

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

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Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have not generated revenues to fund our operating expenses. At September 30, 2015, we had a cash balance of $102 and working capital deficit of $102,337. At September 30, 2016, we had a cash balance of $ 44,323 and working capital deficit of $203, 157. The Company’s principal liquidity for the year ended September 30, 2015 came from debt financing of approximately $22,000. The Company’s principal liquidity for the year ended September 30, 2016 came from the sale of equity interests of approximately $206,000 and debt financing of approximately $135,000. The following are the terms of the convertible notes issued during the year ended September 30, 2016 and subsequent to September 30, 2016.

On June 27, 2016, the Company issued a 10% Convertible Promissory Note for principal borrowings of up to $80,000. The 10% convertible promissory note and all accrued interest are due on June 21, 2018. As of September 30, 2016, the Company received proceeds of $80,000. The note is unsecured and bears interest at the rate of 10% per annum from the issuance date thereof until the note is paid. The note holder shall have the right to convert beginning on the date which is 180 days following the issuance date the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price equal to a price which is 50% of the volume weighted average price of the Company’s common stock during the 20 trading days immediately preceding the conversion date. During the first 180 days following the date of the note the Company has the right to prepay the principal and accrued but unpaid interest due under the note, together with any other amounts that the Company may owe the holder under the terms of the note, at a premium of 150%. After this initial 180-day period, the Company does not have a right to prepay the note. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. The Company paid original issuance cost of $5,000 in connection with this note payable which is being amortized over the term of the note.

On August 25, 2016, the Company issued a 10% Convertible Promissory Note for principal borrowings of up to $85,000. The 10% convertible promissory note and all accrued interest are due on February 25, 2017. As of September 30, 2016, the Company received proceeds of $65,000. The note is unsecured and bears interest at the rate of 10% per annum from the issuance date thereof until the note is paid. The note holder shall have the right to convert beginning on the date which is 180 days following the issuance date the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price equal to a price which is 50% multiplied by the lowest trading price of the Company’s common stock during the 20 trading days immediately preceding the conversion date. The note may not be prepaid in whole or in part. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of twenty-two percent (22%) per annum from the due date thereof until the same is paid. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. The Company paid original issuance cost of $5,000 in connection with this note payable which is being amortized over the term of the note.

On October 25, 2016, the Company issued a 10% Convertible Promissory Note for principal borrowings of up to $95,000. The 10% convertible promissory note and all accrued interest are due on October 25, 2018. The note is unsecured and bears interest at the rate of 10% per annum from the issuance date thereof until the note is paid. The note holder shall have the right to convert beginning on the date which is 180 days following the issuance date the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price equal to a price which is 50% of the volume weighted average price of the Company’s common stock during the 20 trading days immediately preceding the conversion date. The note may not be prepaid in whole or in part. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of 18% per annum from the due date thereof until the same is paid. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Between October 2016 and November 2016, the Company received proceeds of $60,000 in connection with this note. The Company paid original issuance cost of $5,000 in connection with this note payable which will be amortized over the term of the note.

As discussed above, the Company anticipates incurring significant expenditures during the coming year and to pursue its planned business operations including development of content and entertainment media. The Company’s ability to execute on these plans is dependent on its ability to generate additional investment proceeds. In the event that the Company is unable to raise the necessary funds, it would have to modify its current business plans and may not be able to attract the customers necessary to generate positive income from operations in such case; the business plan would have to be modified to address the funding issues.

As noted, the past operating expenses and cash needs are not indicative of our current operations which require substantially more cash to operate. At this time, the Company is dependent on outside funding to support its operations and anticipates it will need outside funding for at least the next twelve to twenty four months to support its business model. If the Company is unable to obtain continued outside funding, its operations would be severely impacted and it may not be possible to remain in business. Given current operations, traditional debt financing is not likely and the Company will have to continue to rely on equity or debt investments for outside non-banking sources.

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Plan of Operations

All For One Media Corp. is in the business of exploiting the lucrative tween demographic across a multitude of entertainment platforms. The Company's primary business objective is to embark on creating, launching and marketing original pop music groups, commonly referred to as "boy bands" and "girl groups," by utilizing both traditional and social media models. All For One Media owns over thirty completed master recordings as well as a screenplay for a full-length motion picture called "Crazy For The Boys," which is a musical comedy that also serves as the back story to the Company's plan to launch a new girl group.

The Company expects to generate revenues from sales, downloads and streaming of original recorded music, videos, motion pictures, music publishing, live performances, licensed merchandise and corporate sponsorships.

The Company is currently developing a new girl group (hereinafter the “Girl Group,” though the exact name has yet to be determined) brand based on an original pop group consisting of five teenage girls. Each group member portrays a different fictional character. Each character represents a distinct cross section of popular teen personas. They are: the “hip hop girl,” the “punk rocker,” the “biker babe,” the “hippie chick,” and “preppie cheerleader.” Each character will be highly stylized to represent a distinct fashion statement. An overriding theme to the group is the celebration of individuality. The underlying social message is anti–clique. The girl group will be marketed to children primarily between the ages of seven and fourteen. This target demo is often referred to as the “tween market.” Management is committed to recruiting girls of the highest triple threat caliber. “Triple threat” refers to a performer’s ability to excel at singing, dancing, and acting.

The production process starts with a series of auditions held in New York City, New York and Los Angeles, California to find the key acting and singing performers, which began in October 2016. We enlisted reputable personnel to assist in this process, including highly regarded youth casting directors, choreographers, a vocal coach, an audition pianist, and a representative from our social media agency. The cost for this step in the process is approximately $100,000.

Currently, our casting directors are negotiating offers with leading candidates and their agents for the five Girl Group roles, which is expected to continue through December 2016. We anticipate incurring expenses of approximately $10,000 during this phase.

Preliminary recordings and rehearsal is expected to begin January 2017, which is expected to last six weeks. Full-scale filming and production for Crazy for the Boys will begin when the Company finalizes all necessary financing, ideally in March 2017. We currently plan for the shooting schedule to require 23 days, followed by ten weeks of post-production editing and reviewing.

The Company estimates that it will require $1,000,000 over the next twelve months to carry out production of the film project and to further execute its business plan. Included in this estimated budget, and in addition to the expenses described above, are allocations for accounting, legal, and other professional and administrative services, salaries, taxes, and consulting fees, and office lease, equipment, and supplies.

Each cast member will be signed to exclusive production and management contracts with the Company. The cast members of the Girl Group will be paid a guaranteed salary. Girl Group members will be contractually obligated to make the group their full time professional commitment.

The Company plans to retain control of all future original master recordings by the Girl Group. The Company believes that ownership of the masters will allow for both the maximum financial return and greatest leverage.

The Company is likewise developing a cast and projects for a boy band (hereinafter the “Boy Band,” though the exact name has yet to be determined) that will be comprised of five teenage boys. The cast members of the Boy Band will be paid a guaranteed salary. The Boy Band members will be contractually obligated to make the Boy Band their full time professional commitment. Management believes the boys cast for the group will be of the highest triple threat caliber. When the Company is ready to produce Boy Band projects, it expects the costs and scheduling of such to be similar to those incurred for the production of the Girl Group and Crazy for the Boys.

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Target Market

The Girl Group and the Boy Band will be focused on exploiting what is now commonly referred to as the “tween” market, consisting of children between the ages of seven to fourteen years old. This demographic represents a significant opportunity for companies who are successful in penetrating it. Currently there are an estimated thirty-five million tweens in the United States alone. Over the last decade, the tween population has grown at twice the rate of the overall U.S. population. It is estimated that aggregate spending by U.S. tweens was over $41 billion in 2015. Additionally, tweens influence a staggering $270 billion of their parents’ spending. The biggest segments of tween spending are clothes, music, toys and hobbies, video games, and entertainment.

Year ended September 30, 2016 compared to the year ended September 30, 2015

Net Revenues

The Company principally engaged in content development of media targeted at the “tween” demographic consisting of children between the ages of seven and fourteen. During the year ended September 30, 2016 and for the year ended September 30, 2015, we did not generate any revenue.

Operating Expenses

Total operating expenses for the year ended September 30, 2016 as compared to the year ended September 30, 2015, were approximately $2,175,000 and $54,000, respectively. The $2,121,000 increase in operating expenses for the year ended September 30, 2016 is comprised largely of a $714,000 increase in compensation expense as a result of stock based compensation to our CEO of approximately $652,000, an increase of $1,354,000 in professional and consulting expense as a result of stock based consulting fees to directors and consultants of approximately $1,320,000 and an increase of approximately $ 53,000 in general and administrative expenses primarily due to public company expenses, rent, marketing and travel related expenses as a result of an increase in operations of the Company.

Other Expenses

Total other expense, net, for the year ended September 30, 2016 and 2015 were approximately $108,000 and $7,000, respectively, an increase of $101,000. The increase in other expense is the primary result of the recognition of derivative expense of $205,000 and an increase in interest expense of $15, 000 in connection with the issuance of convertible notes offset by the gain resulting from the decrease in fair value of derivative liabilities of approximately $119,000.

Working Capital

	September 30, 2016	September 30, 2015
Current assets	$68,703	$102
Current liabilities	271,860	102,439
Working capital deficit	$203,157	$102,337

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we would have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern Consideration

As reflected in the accompanying financial statements, the Company has no revenue generating operations and has a net loss since inception of approximately $2.6 million. In addition, there is a working capital deficiency of approximately $203,000 and a stockholder’s deficiency of $213,000 as of September 30, 2016. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

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Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

	Year Ended September 30,
	2016	2015
Net Cash Used in Operating Activities	$218,830	$18,571
Net Cash Used in Investing Activities	-	-
Net Cash Provided by Financing Activities	263,051	16,100
Net Increase (Decrease) in Cash	$44,221	$(2,471)

Net cash used in operating activities was approximately $219,000 for the year ended September 30, 2016 as compared to approximately $25,000 for the year ended September 30, 2015.  During fiscal 2016 cash was used as follows:

•	net loss was approximately $2,283,000, and
•	an increase in our prepaid expenses of approximately $20,000, and
•	a decrease in our total accounts payable and accrued expenses of approximately $6,500, partially offset by
•	a decrease in total accrued interest of approximately $12,000, and
•	non-cash operating expense of amortization of approximately $19,000, stock based compensation of approximately $1,984,000, derivative expense of $205,000 and offset by change in fair value of derivative liabilities of $119,000.

During fiscal 2015 cash was used as follows:

•	net loss was approximately $61,000, and
•	an increase in total accounts payable and accrued expenses of $36,000 , total accrued interest of $6,600 and
•	non-cash interest expense of $400.

Net cash provided by financing activities for fiscal 2016 was approximately $263,000 as compared to approximately $16,000 for fiscal 2015.  During fiscal 2016, we received proceeds of approximately $135,000 from the issuance of convertible notes, $205,000 from the issuance of our common stock and $2,700 from advance from related party offset by repayments on convertible notes of $80,300.  During fiscal 2015 , we received proceeds of approximately $16,000 from the issuance of notes payable.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, stock-based compensation, valuation of derivative liabilities, and fair value of common stock issued.

Fair value of financial instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

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ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

For recent accounting pronouncements, please refer to the notes to the financial statements section of this Annual Report.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Item 3. Properties.

The Company currently maintains a corporate office at 236 Sarles Street, Mt. Kisco, New York 10549. The Company leases this property from its President, Brian Lukow, for $1,000 a month, which includes telephone, Internet, and electricity utilities. The Company’s subsidiary also leases this space from the Company’s President, under the same terms. The Company feels this space is sufficient until the Company commences full operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table lists, as of October 11, 2016, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership‚ concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 16,509,852 shares of our common stock issued and outstanding as of December 30 , 2016. We do not have any outstanding options, or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o All for One Media Corp., 236 Sarles Street, Mt. Kisco, New York 10549.

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Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Brian Lukow (3)	Common Stock	4,136,641	25.06%
Brian Gold (4)	Common Stock	4,126,880	24.99%
Aimee Ventura O’Brien (5)	Common Stock	1,426,580	8.64%
Directors and Officers as a Group		9,690,101	58.69%
Crazy for the Boys, LLC (6)	Common Stock	5,201,500	31.51%
Michael Strasser (7)	Common Stock	1,000,000	6.06%

____________________

1.

The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2.	Based on 16,509,852 issued and outstanding shares of common stock as of December 30 , 2016.
3.	Brian Lukow is a director and the Company’s President. Mr. Lukow’s ownership includes his interests in Crazy for the Boys, LLC.
4.	Brian Gold is a director of the Company. Mr. Gold’s ownership includes his interests in Crazy for the Boys, LLC.
5.	Aimee Ventura O’Brien is a director and the Company’s Secretary.
6.

Brian Lukow, the Company’s President and director, is the managing member of Crazy for the Boys, LLC and owns approximately 17% of CFTB. Brian Gold, a director of the Company, owns approximately 20% of CFTB.

7.	Michael Strasser is a member of CFTB.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers. Unless otherwise indicated, the address of each person listed is c/o All for One Media Corp., 236 Sarles Street, Mt. Kisco, New York 10549.

Name and Business Address	Age	Position

Brian J. Lukow	57	President and Director

Brian Gold	60	Director

Aimee Ventura O’Brien	52	Secretary and Director

Brian J. Lukow, 57, President and Director. Brian Lukow began his professional career on Wall Street. He was a senior vice President of Lehman Brothers from 1984 to 1991 and a managing director of Ladenburg Thalmann from 1992 to 1994. Mr. Lukow was most recently the highly talented co-creator and co-producer of Huckapoo. Prior to that, Mr. Lukow was the co-creator and executive producer of Dream Street, a very successful boy band, and one of the best selling pop music acts in recent years, whose debut album reached number one on the Billboard Magazine Independent charts. The original girl group concept is his creation and is built upon his experience and success with Dream Street and Huckapoo. In addition to his production credits, Mr. Lukow is also an accomplished songwriter. Among Mr. Lukow’s writing credits is the song “Jennifer Goodbye“ which was recorded by Dream Street on its first album; that album went on to sell nearly one million units. Mr. Lukow is a co-writer on five of the original Huckapoo recordings as well. Additionally, Mr. Lukow is the associate producer of the motion picture “The Biggest Fan” starring Chris Trousdale, Cindy Williams, and Pat Morita. From 1994 to 1996 Mr. Lukow was President of Brirock Entertainment, a firm specializing in artist management.

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Aimee Ventura O’Brien, 60, Secretary and Director. Aimee Ventura O’Brien has a diverse background in business, including experiences on Wall Street and in the world of architecture. On Wall Street, Ms. O’Brien traded complex equity derivatives for Credit Suisse and Fidelity Investment. She eventually decided to return to school to become an architect. Since graduating, Ms. O’Brien has worked for two large building envelope firms in New York, learning about the complex design of building skins. Ms. O’Brien holds a bachelor’s degree in mathematics and business from Skidmore College and a bachelor’s of architecture from NY Institute of Technology. Additionally, she has taken graduate courses at New York University. Ms. O’Brien as won awards from the American Institute of Architects, Henry Adams Certificate, Robert Jensen Memorial Award, and the Maria Bentel Memorial Thesis Travel Grant.

Brian D. Gold, 52, Director. Brian D. Gold is currently the president and CEO of his family’s business, Sultana Distribution Services, Inc., which is the largest candy re-distributor in the United States, selling to hundreds of wholesalers across the country. Mr. Gold started with the company in 1975, joining Sultana Crackers, Inc., a company started by his father, Bernard, in 1947, that was predominately a specialty cracker supplier and distributor. The company sold to independent wagon jobbers who then vended the products to bodegas in the Queens, NY region. Seeing the potential to expand the business, Brian began selling additional products, including candy. This venture prompted the company to expand its operation through sales to wholesale distributors. Brian has long been active in the snack industry and considers himself an original member of the New York City Confectionery Club, who named him their Man of the Year for 1978. Mr. Gold was inducted into the Candy Hall of Fame in 2014.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

Significant Employees

Other than the above-named officers and directors, we have no full-time employees whose services are materially significant to our business and operations.

Family Relationships

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company‚ subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Involvement in Legal Proceedings

During the past ten years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

•	have been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

have been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

have been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

have been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or have been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Item 6. Executive Compensation.

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended September 30, 2016 and 2015 :

Compensation Table for Executives

Name & Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)

Brian Lukow,	2016	61,452	0	652,250	0	0	0	713,702
President	2015	0	0	0	0	0	0	0

Aimee Ventura O’Brien,	2016	0	0	0	0	0	0	0
Secretary	2015	0	0	0	0	0	0	0

Employment Agreements

The Company has an employment contract with Brian Lukow, its President, which provides for a monthly salary of $5,000 plus 20,000 shares of common stock. The employment contract also has customary provisions for other benefits and includes non-competition and non-solicitation clauses. The employment agreement was entered into October 2015, constitutes an “at will” employment arrangement, and may be terminated by either Lukow or the Company upon two months written notice if without cause.

The Company has no other formal employment agreements.

Compensation of Directors

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named Directors for all services rendered in all capacities to our company, or any of its subsidiaries, for the year ended September 30, 2016 :

Compensation Table for Directors

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation ($)	Total ($)

Brian Lukow	0	6,475	0	0	0	0	6,475

Brian Gold	0	609,775	0	0	0	0	609,775

Aimee Ventura O’Brien	0	203,975	0	0	0	0	203,975

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Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

The Company had a related party accrued liabilities of $7,564 which the Company had recorded imputed interest of $428 for the year ended September 30, 2015. The imputed interest has been included to additional paid in capital.

On April 24, 2015, the Company entered into a release agreement with Mr. John Brocklebank, the Company's former director and officer, whereby it exchanged the a horse owned by the Company for release of the then outstanding related party fees owed in the amount of $7,564. The amount of the settlement over the impaired value was $5,564 which has been attributed as capital contribution and recorded to additional paid in capital during the year ended September 30, 2015.

The Company had an accounts payable owed to an affiliated company amounting to $12,273 at September 30, 2015. The Company's former president and director is an officer of the affiliated company. In October 2015, the Company fully paid the total balance of $12,273.

Between January 2012 and August 2015, the Company issued an 8% convertible promissory note to Duane S. Jenson, the Company's former President and director that provided for additional working capital in the total amount of $69,100. In October 2015, the Company fully paid the total principal of $69,100 and accrued interest of $14,142 leaving a zero outstanding balance as of September 30, 2016.

In December 2015, the Company through its wholly owned subsidiary, Tween Entertainment, executed a month to month operating lease agreement with the CEO of the Company. The lease premise is located in Mt. Kisco, New York and the initial term is for a period of 12 months commencing in December 2015 and expiring in December 2016. The lease requires the Company to pay a monthly base rent of $1,000. The Company has paid rent of $6,700 during the year ended September 30, 2016.

On January 5, 2016, the Company entered into a 2 month consulting agreement with a consultant company to provide business advisory services. Pursuant to the consulting agreement, the Company paid a total of $5,000 during the term of the agreement. One of the members of CFTB is an affiliate of this consulting company.

During April 2016, the CEO and a director of the Company loaned $201 and $2,500, respectively, to the Company for working capital purposes. This loan is non-interest bearing and is due on demand.

Between October 2015 and January 2016, the Company issued 65,806 shares of its common stock to the CEO of the Company as payment for services rendered pursuant to the CEO’s employment agreement with the Company. The Company valued these common shares at the fair value of $16,452, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

Between October 2015 and January 2016, the Company issued an aggregate of 19,740 shares of its common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements. The Company valued these common shares at the fair value of $4,935, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

In February 2016, the Company issued 20,000 shares of its common stock to the CEO of the Company as payment for services rendered pursuant to his employment agreement. The Company valued these common shares at the fair value of $5,000, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

In February 2016, the Company issued an aggregate of 6,000 shares of its common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements. The Company valued these common shares at the fair value of $1,500, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

Between March 2016 and May 2016, the Company issued 60,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement. The Company valued these common shares at the fair value ranging from $0.17 to $0.37 per common share or $14,800 based on the quoted trading price on the date of grants.

Between March 2016 and May 2016, the Company issued an aggregate of 18,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements. The Company valued these common shares at the fair value ranging from $0.17 to $0.37 per common share based on the quoted trading price on the date of grants.

In April 2016, the Company sold 40,000 shares of the Company’s common stock to a director of the Company for gross proceeds of $4,000. The Company recorded stock based compensation of $10,800, which is equal to the fair value of shares issued in excess of the purchase price of $4,000. The Company has determined that the fair value of the common stock is $0.37 per share, which is based on the quoted trading price on the date of grant.

In June 2016, the Company issued 3,000,000 common shares to Brian Lukow, 3,000,000 common shares to Brian Gold, and 1,000,000 common shares to Aimee Ventura O’Brien, at $0.0025 per common share, for proceeds of $10,000 which was paid in and included a settlement of accrued salaries to the CEO of the Company for $7,500. The Company recorded stock based compensation of $1,382,500, which is equal to the fair value of shares issued in excess of the purchase price of $17,500. The Company has determined that the fair value of the common stock is $0.20 per share, which is based on the quoted trading price on the date of grant.

In June 2016, the Company issued 1,000,000 common shares to Michael Strasser at $0.0025 per common share, or $2,500. Mr. Strasser is a member of Crazy for the Boys, LLC. The Company recorded stock based compensation of $197,500, which is equal to the fair value of shares issued in excess of the purchase price of $2,500. The Company has determined that the fair value of the common stock is $0.20 per share, which is based on the quoted trading price on the date of grant.

In June 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement. The Company valued these common shares at the fair value of $15,000 or $0.25 per common share based on the quoted trading price on the date of grant.

In June 2016, the Company issued an aggregate of 6,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered and to be rendered for future services pursuant to corporate director agreements. The Company valued these common shares at the fair value of $1,500 or $0.25 per common share based on the quoted trading price on the date of grant.

19

In July 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $3,938 or $0.20 per common share based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In July 2016, the Company issued an aggregate of 30,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered and to be rendered for future services pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value ranging from $0.20 to $0.54 per common share or $11,430 based on the quoted trading price on the dates of grants. The Company recorded stock based compensation of $7,050 and prepaid expense of $4,380 to be amortized over the term of the service period.

In August 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $10,700 or $0.54 per common share based on the quoted trading price on the date of grant.

In September 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $8,860 or $0.44 per common share based on the quoted trading price on the date of grant.

Promoters and Certain Control Person

During the past five fiscal years, we have not had any promoters at any time.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our board of directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Our board of directors has determined that the Company does not have any independent directors.

Item 8. Legal Proceedings.

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information.

Our common stock was first quoted on an over-the-counter market on September 9, 2009 and is currently listed as an OTC Pink company, trading under the symbol “AFOM.”

(b) Holders.

As of December 30 , 2016, there were 16,509,852 shares of our common stock issued and outstanding, held by 73 stockholders of record. Once this registration statement has been effective for 90 days, then all shares held by shareholders that are not affiliates of the Company will be able to sell their shares, as long as they have been held for longer than six months, according to market conditions and if a market develops.

(c) Warrants

We have not issued any derivative securities, nor are there any warrants, options or other convertible securities outstanding.

(d) Dividends.

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.

(e) Securities Authorized for Issuance under Equity Compensation Plans.

We do not have any compensation plan under which equity securities are authorized for issuance.

Item 10. Recent Sales of Unregistered Securities.

Common Stock

The below listed issuances of unregistered securities were exempt pursuant to Section 4(2) of the Securities Act, as they did not constitute a public offering, nor was there advertising or commissions paid. Furthermore, no underwriters were used in connection with the below issuances. Accordingly, the stock certificates representing these shares were issued with restrictive legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt. All of the investors are accredited investors as defined under the Securities Act.

On October 26, 2015, the Company entered into an Asset Exchange Agreement with CFTB and certain members owning membership interest in CFTB, pursuant to which the Company issued 5,201,500 shares of its common stock to certain of CFTB’s members. As consideration for the shares, the Company acquired certain assets from CFTB, including movie screenplays, master recordings, trademarks, and web domain names.

In October 2015, the Company sold an aggregate of 440,000 shares of the Company’s common stock for cash and received net proceeds of $104,075. The Company paid $5,000 legal fees and $925 escrow fees in connection with the sale. The Company used these proceeds to pay certain debts, convertible notes and accrued interest owed by the Company.

20

In October 2015, the Company sold an aggregate 1,248,500 shares of the Company’s common stock to three unrelated parties with purchase prices ranging from $0.001 to $0.08 per common share or $50,124. The Company recorded stock based compensation of $262,001 which is equal to the fair value of shares issued in excess of the purchase price of $50,124. The Company has determined that the fair value of the common stock is $0.25 per share which is based on the sale of common stock in the recent private placement.

In December 2015, the Company sold an aggregate of 140,000 shares of its common stock for total gross proceeds of $30,000 and subscription receivable of $5,000. The Company collected the subscription receivable in January 2016.

Between October 2015 and January 2016, the Company issued 65,806 shares of its common stock to the CEO of the Company as payment for services rendered pursuant to the CEO’s employment agreement with the Company. The Company valued these common shares at the fair value of $16,452, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

Between October 2015 and January 2016, the Company issued 65,806 shares of its common stock to a consultant as payment for services rendered. The Company valued these common shares at the fair value of $16,452, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

Between October 2015 and January 2016, the Company issued an aggregate of 19,740 shares of its common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements. The Company valued these common shares at the fair value of $4,935, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

In February 2016, the Company issued 20,000 shares of its common stock to the CEO of the Company as payment for services rendered pursuant to his employment agreement. The Company valued these common shares at the fair value of $5,000, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

In February 2016, the Company issued 20,000 shares of its common stock to a consultant as payment for services rendered. The Company valued these common shares at the fair value of $5,000, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

In February 2016, the Company issued an aggregate of 6,000 shares of its common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements. The Company valued these common shares at the fair value of $1,500, or $0.25 per common share, based on the sale of common stock in a private placement at $0.25 per common share.

Between March 2016 and May 2016, the Company issued 60,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement. The Company valued these common shares at the fair value ranging from $0.17 to $0.37 per common share or $14,800 based on the quoted trading price on the date of grants.

Between March 2016 and May 2016, the Company issued an aggregate of 18,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements. The Company valued these common shares at the fair value ranging from $0.17 to $0.37 per common share based on the quoted trading price on the date of grants.

In April 2016, the Company sold 40,000 shares of the Company’s common stock to a director of the Company for gross proceeds of $4,000. The Company recorded stock based compensation of $10,800 which is equal to the fair value of shares issued in excess of the purchase price of $4,000. The Company has determined that the fair value of the common stock is $0.37 per share which is based on the quoted trading price on the date of grant.

In April 2016, the Company issued 50,000 shares of the Company’s common stock to a consultant as payment for financial advisory services rendered. These shares vested immediately on the date of issuance. The Company valued these common shares at the fair value of $18,500 or $0.37 per common share based on the quoted trading price on the date of grant.

In June 2016, the Company sold an aggregate of 4,000,000 shares of its common stock at $0.0025 per common share for proceeds of $10,000 which was paid by 2 directors of the Company . Additionally, in June 2016, the Company sold an aggregate of 3,000,000 shares of its common stock at $0.0025 per common share for a settlement of accrued salaries to the CEO of the Company for $7,500. The Company recorded stock based compensation of $1,382,500 which is equal to the fair value of shares issued in excess of the purchase price of $17,500. ASC 718 establishes that share-based payment transactions with employees shall be measured at the fair value of the equity instruments issued. The Company has determined that the fair value of the common stock is $0.20 per share which is based on the quoted trading price on the date of grant.

In June 2016, the Company sold 1,000,000 shares of the Company’s common stock to a consultant at $0.0025 per common share or $2,500. The Company recorded stock based compensation of $197,500 which is equal to the fair value of shares issued in excess of the purchase price of $2,500. The Company has determined that the fair value of the common stock is $0.20 per share which is based on the quoted trading price on the date of grant. The Company recorded subscription receivable of $2,500 as of June 30, 2016. The Company collected the subscription receivable on September 20, 2016. The consultant is one of the members of CFTB.

21

In June 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement. The Company valued these common shares at the fair value of $15,000 or $0.25 per common share based on the quoted trading price on the date of grant.

In June 2016, the Company issued an aggregate of 6,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered and to be rendered for future services pursuant to corporate director agreements. The Company valued these common shares at the fair value of $1,500 or $0.25 per common share based on the quoted trading price on the date of grant.

In July 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $3,938 or $0.20 per common share based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In July 2016, the Company issued an aggregate of 30,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered and to be rendered for future services pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value ranging from $0.20 to $0.54 per common share or $11,430 based on the quoted trading price on the dates of grants. The Company recorded stock based compensation of $7,050 and prepaid expense of $4,380 to be amortized over the term of the service period.

In August 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $10,700 or $0.54 per common share based on the quoted trading price on the date of grant.

In September 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $8,860 or $0.44 per common share based on the quoted trading price on the date of grant.

Item 11. Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, which has been filed as an exhibit to this registration statement.

Our authorized capital stock consists of 55,000,000 shares, of which 50,000,000 are shares of Common Stock, $0.001 par value (“Common Stock”), and 5,000,000 are shares of Preferred Stock, $0.001 par value (“Preferred Stock”).

Common Stock

This registration statement on Form 10 is to register shares of our common stock. We are authorized to issue 50,000,000 shares of common stock, par value $0.001, of which 16,509,852 shares are issued and outstanding as of December 30 , 2016. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

The Company has retained the services Interwest Transfer Co., Inc. as its transfer agent.

Item 12. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Utah Revised Business Corporation Act and our Articles of Incorporation.

Under the Utah Revised Business Corporation Act, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Utah law, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Utah law or (d) is required to be made pursuant to the bylaws.

22

Item 13. Financial Statements and Supplementary Data.

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016

23

SEPTEMBER 30, 2016 AND 2015

ALL FOR ONE MEDIA CORP.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

All for One Media Corp. and Subsidiary

We have audited the accompanying consolidated balance sheets of All for One Media Corp. and its subsidiary (collectively, the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of All for One Media Corp. and its subsidiary as of September 30, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 29, 2016

F-2

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2016	2015
ASSETS

Current assets:
Cash	$44,323	$102
Prepaid expense	24,380	-
Total current assets	68,703	102
TOTAL ASSETS	$68,703	$102

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liaiblities	$36,599	$17,805
Accounts payable and accrued liaiblities - related party	-	12,273
Accrued interest	352	491
Convertible notes payable - related party	-	58,000
Convertible note payable, net of debt discount - current	10,834	-
Accrued interest - related party	-	13,870
Due to related parties	2,701	-
Derivative liabilities	221,374	-
Total current liabilities	271,860	102,439

Long-term liabilities:
Convertible note payable including accrued interest, net of debt discount - long term	10,299	11,250
Convertible note payable - related party	-	11,100
Total liabilities	282,159	124,789

Commitments and Contingencies (see Note 8)

Stockholders' deficit:
Preferred stock, $0.001 par value; 5,000,000 shares
authorized: none shares issued and outstanding	-	-
Common stock, $0.001, 50,000,000 shares authorized:
16,509,852 shares and 998,500 shares issued and ouststanding
as of September 30, 2016 and 2015, respectively	16,510	999
Additional paid-in capital	2,350,889	171,893
Accumulated deficit	(2,580,855)	(297,579)
Total Stockholders' deficit	(213,456)	(124,687)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$68,703	$102

See accompanying notes to consolidated financial statements.

F-3

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2016	2015

Net revenues	$-	$-

Operating expenses:
Compensation expense	713,701	-
Professional and consulting expense	1,400,701	46,860
General and administrative expense	60,704	7,589
Total operating expense	2,175,106	54,449
Loss from operations	(2,175,106)	(54,449)

Other expense
Derivative expense	(204,947)	-
Change in fair value of derivative liabilities	118,573	-
Interest expense	(21,796)	(6,992)
Total other expense	(108,170)	(6,992)

Loss before provision for income taxes	(2,283,276)	(61,441)

Provision for income taxes	-	-
Net loss	$(2,283,276)	$(61,441)

WEIGHTED AVERAGE COMMON SHARES
Basic and Diluted	10,367,847	998,500

NET LOSS PER COMMON SHARE:
OUTSTANDING - Basic and Diluted	$(0.22)	$(0.06)

See accompanying notes to consolidated financial statements.

F-4

ALL FOR ONE MEDIA CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED SEPTEMBER 30, 2016 AND 2015

	Preferred Stock		Common Stock		Additional		Total
	$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, September 30, 2014	-	$-	998,500	$999	$165,901	($236,138)	($69,238)

Imputed interest on accrued liabilities - related party as of September 30, 2015	-	-	-	-	428	-	428

Capital contribution by a former director of the Company	-	-	-	-	5,564	-	5,564

Net loss for the year ended September 30, 2015	-	-	-	-	-	(61,441)	(61,441)

Balance, September 30, 2015	-	-	998,500	999	171,893	(297,579)	(124,687)

Issuance of common stock for cash	-	-	580,000	580	138,495	-	139,075

Issuance of common stock for cash and services	-	-	6,288,500	6,289	1,320,637	-	1,326,926

Issuance of common stock in connection with asset exchange agreement	-	-	5,201,500	5,201	(5,201)	-	-

Issuance of common stock for prepaid services	-	-	12,000	12	4,368	-	4,380

Issuance of common stock for services	-	-	3,429,352	3,429	720,697	-	724,126

Net loss for the year ended September 30, 2016	-	-	-	-	-	(2,283,276)	(2,283,276)

Balance, September 30, 2016	-	$-	16,509,852	$16,510	$2,350,889	$(2,580,855)	$(213,456)

See accompanying notes to consolidated financial statements

F-5

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,283,276)	$(61,441)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization of debt discount	19,250	-
Stock-based compensation	1,984,427	-
Derivative expense	204,947	-
Imputed interest on accrued liabilities - related party	-	428
Change in fair value of derivative liabilities	(118,573)	-
Changes in assets and liabilities:
Prepaid expenses	(20,000)	-
Accounts payable and accrued liabilities	18,794	23,606
Accounts payable and accrued liabilities - related party	(12,273)	12,273
Accrued interest	1,744	491
Accrued interest - related party	(13,870)	6,072
NET CASH USED IN OPERATING ACTIVITIES	(218,830)	(18,571)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from related party	2,701	-
Payments on convertible notes	(80,350)	-
Proceeds from notes payable	135,000	5,000
Proceeds from notes payable - related party	-	11,100
Proceeds from sale of common stock, net of issuance costs	205,700	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	263,051	16,100

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,221	(2,471)

CASH AND CASH EQUIVALENTS- beginning of year	102	2,573

CASH AND CASH EQUIVALENTS- end of year	$44,323	$102

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$14,672	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock in connection with asset exchange agreement	$5,201	$-
Issuance of common stock for accrued salaries	$7,500	$-
Issuance of common stock for prepaid services	$4,380	$-
Discount on derivative liabilities	$135,000	$-

See accompanying notes to consolidated financial statements.

F-6

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

All For One Media Corp. (formerly Early Equine, Inc.) (the “Company”) was incorporated in the State of Utah on March 2, 2004. The Company is a media and entertainment company focused on creating, launching and marketing original pop music groups commonly referred to as “Boy Bands and “Girl Groups”. The Company’s former operations were in the business of acquiring, training, and reselling horses with an emphasis in the purchase of thoroughbred weanlings or yearlings that were resold as juveniles.

On October 26, 2015, the Company entered into an Asset Exchange Agreement (the “Asset Exchange”) with Crazy For The Boys, LLC (“CFTB”), a privately held company, and certain members owning membership interest in CFTB whereby the Company acquired certain assets from CFTB in exchange for 5,201,500 shares of the Company’s common stock. The assets that were acquired included a movie screenplay, master recordings, trademarks, and web domain names (the “CFTB Assets”).

Consequently, the issuance of 5,201,500 shares of the Company’s common stock to CFTB accounted for approximately 66% of the total issued and outstanding stock of the Company as of October 26, 2015 and the Company became a majority owned subsidiary of CFTB. Upon the closing of the Asset Exchange, the Company’s director resigned and a new board of directors and new officers were appointed which consists of Brian Lukow, Brian Gold and Aimee O’Brien. Following the closing, Mr. Lukow was also appointed as Chief Executive Officer and President of the Company. Mr. Lukow and Mr. Gold (the “CFTB Members”) own approximately 17% and 20% membership interest in CFTB, respectively.

The Company accounted for the acquisition of the CFTB Assets pursuant to the Asset Exchange under Accounting Standards Codification (“ASC”) 805-50 whereby measurement shall be based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more clearly evident and, thus, more reliably measurable. The Company recorded the acquired CFTB assets at their fair value which amounted to $0. Consequently, the Company valued the issuance of 5,201,500 shares of common stock in connection with the Asset Exchange at $0. Additionally, the Company evaluated this acquisition transaction in accordance with ASC 805 and determined that the CFTB Assets do not constitute a business. The assets acquired have no processes and no outputs but rather comprised of certain assets consisting of a movie screenplay, master recordings, trademarks, and web domain names.

On December 15, 2015 the Company organized a new wholly owned subsidiary in the state of Florida, Tween Entertainment Brands, Inc. (“Tween Entertainment”). To date, Tween Entertainment has minimal operating activities and the Company plans to discontinue this subsidiary.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The Company’s consolidated financial statements include the financial statements of its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company did not have cash equivalents at September 30, 2016. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At September 30, 2016, the Company had not reached bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

F-7

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to asset valuations and the fair value of common stock issued, valuation of debt discount, the valuation of derivative liabilities and the valuation of stock-based compensation.

Fair value of financial instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.

The carrying amounts reported in the consolidated balance sheets for cash, prepaid expense, accounts payable and accrued liabilities approximate their estimated fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with the accounting guidance.

The Company’s convertible notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at September 30, 2016 and 2015.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Level 3 Financial Liabilities - Derivative Liability on Conversion Feature

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability on the conversion feature at every reporting period and recognizes gains or losses in the statements of operations that are attributable to the change in the fair value of the derivative liabilities.

F-8

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

The following table presents the derivative financial instruments, measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of September 30, 2015:

	Amount	Level 1	Level 2	Level 3

Derivative liability - Embedded conversion	$-	$-	$-	$-

The following table presents the derivative financial instruments, measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of September 30, 2016:

	Amount	Level 1	Level 2	Level 3

Derivative liability - Embedded conversion	$221,374	$-	$-	$221,374

Basic and diluted net loss per share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At September 30, 2016 and 2015, the Company has 656,338 and 378,844 potentially dilutive securities outstanding, respectively, related to the convertible promissory notes. Those potentially dilutive common stock equivalents were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. The Company's 2015, 2014, and 2013 tax years may still be subject to federal and state tax examination.

F-9

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 –GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss and net cash used in operations of $2,283,276 and $218,830, respectively, for the year ended September 30, 2016. Additionally the Company had an accumulated deficit of $2,580,855 and working capital deficit of $203,157 at September 30, 2016. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations.

Uncertainty regarding these matters, raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues, there can be no assurances to that effect.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	September 30, 2016	September 30, 2015

Accounts payable	$8,147	$2,100
Accrued salaries	15,752	-
Accrued rent	2,700	-
Accrued professional fees – related party	-	12,273
Accrued professional fees	10,000	15,705
Total	$36,599	$30,708

F-10

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

NOTE 5 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	September 30, 2016	September 30, 2015

Convertible notes payable – unrelated party, net of debt discount of $125,750 and $0, respectively	$21,113	$11,250
Convertible notes payable – related party	-	69,100
Less: non-current maturities, net of debt discount of $81,584 and $0, respectively	(10,299)	(22,350)
Convertible notes payable, current maturities	$10,834	$58,000

Convertible note payable – related party

Between January 2012 and August 2015, the Company issued 8% convertible promissory notes to Duane S. Jenson, the Company’s former President and director that provided for additional working capital in the total amount of $69,100. The notes were convertible into shares of the Company’s common stock at a conversion price of $0.25 per share at the option of the Company. The principal amount of the note for $20,000 and accrued interest were due on demand. The principal amount of the note for $38,000 and $11,100 were due on June 19, 2016 and February 25, 2018, respectively.

Convertible note payable – unrelated party

At September 30, 2016, current portion of convertible notes payable – unrelated party consisted of the following:

	September 30, 2016	September 30, 2015

Principal amount	$65,000	$-
Less: unamortized debt discount	(54,166)	-
Convertible notes payable, net – current	$10,834	$-

Additionally between February 2015 and June 2015, Clearline Ventures, LLC, an unrelated party, entered into an 8% convertible promissory note to provide additional working capital to the Company in the amount of $11,250. The principal amount of the note was due on February 25, 2018.

Management evaluated these convertible notes in accordance with ASC 815 and determined that there is no embedded derivative associated with the conversion feature of the note on the date of issuance. Management evaluated these convertible note payable in accordance with ASC 470 and determined that there was no beneficial conversion associated with these notes on the date of issuance.

In October 2015, the Company fully paid the total principal of $80,350 and accrued interest of $14,672 leaving a zero outstanding balance related to this note as of September 30, 2016.

On August 25, 2016, the Company issued a 10% Convertible Promissory Note for principal borrowings of up to $85,000. The 10% convertible promissory note and all accrued interest are due on February 25, 2017. As of September 30, 2016, the Company received proceeds of $65,000. The note is unsecured and bears interest at the rate of 10% per annum from the issuance date thereof until the note is paid. The note holder shall have the right to convert beginning on the date which is 180 days following the issuance date the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price equal to a price which is 50% multiplied by the lowest trading price of the Company’s common stock during the 20 trading days immediately preceding the conversion date. The note may not be prepaid in whole or in part. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of twenty-two percent (22%) per annum from the due date thereof until the same is paid. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect.

F-11

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

The Company paid original issuance cost of $5,000 in connection with this note payable which is being amortized over the term of the note.

The Company evaluated whether or not the convertible promissory note contains embedded conversion features, which meet the definition of derivatives under ASC 815 and related interpretations. The Company determined that the terms of the notes discussed above include a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company which cause the embedded conversion options to be accounted for as derivative liabilities. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible notes and recorded derivative liabilities on their issuance date and adjusted to fair value through earnings at each reporting date. The Company uses the Black-Scholes option pricing model to value the derivative liabilities.

The note was discounted in the amount of $65,000 based on the valuations. The total $60,000 debt discount from the valuation of the derivatives is being amortized over the terms of the note. These derivative liabilities are then revalued on each reporting date. The day one loss due to derivative liability was $130,883. The gain resulting from the decrease in fair value of these convertible instruments was $101,140 for the year ended September 30, 2016. At September 30, 2016, the Company had recorded derivative liability of $89,744.

During the year ended September 30, 2016, the fair value of the derivative liabilities were estimated using the Black-Scholes pricing model with the following assumptions:

Dividend rate	0
Term (in years)	0.41 to 0.49 year
Volatility	194% to 197%
Risk-free interest rate	0.45% to 0.51%

For the year ended September 30, 2016, amortization of debt discounts related to the convertible note amounted to $10,834 which has been included in interest expense on the accompanying consolidated statements of operations. Accrued interest related to this unrelated party convertible note amounted to $352 at September 30, 2016 which was included in accrued interest on the accompanying consolidated balance sheets.

Long-term convertible note payable

At September 30, 2016, long-term convertible notes payable consisted of the following:

	September 30, 2016	September 30, 2015

Principal amount	$80,000	$11,250
Accrued interest	1,883	-
Less: unamortized debt discount	(71,584)	-
Convertible notes payable, net – long-term	$10,299	$11,250

The Company issued a 10% Convertible Promissory Note for principal borrowings of up to $80,000. The 10% convertible promissory note and all accrued interest are due on June 21, 2018. As of September 30, 2016, the Company received proceeds of $80,000. The note is unsecured and bears interest at the rate of 10% per annum from the issuance date thereof until the note is paid. The note holder shall have the right to convert beginning on the date which is 180 days following the issuance date the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price equal to a price which is 50% of the volume weighted average price of the Company’s common stock during the 20 trading days immediately preceding the conversion date. During the first 180 days following the date of the note the Company has the right to prepay the principal and accrued but unpaid interest due under the note, together with any other amounts that the Company may owe the holder under the terms of the note, at a premium of 150%. After this initial 180 day period, the Company does not have a right to prepay the note. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect.

F-12

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

The Company paid original issuance cost of $5,000 in connection with this note payable which is being amortized over the term of the note.

The Company evaluated whether or not the convertible promissory note contains embedded conversion features, which meet the definition of derivatives under ASC 815 and related interpretations. The Company determined that the terms of the notes discussed above include a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company which cause the embedded conversion options to be accounted for as derivative liabilities. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible notes and recorded derivative liabilities on their issuance date and adjusted to fair value through earnings at each reporting date. The Company uses the Black-Scholes option pricing model to value the derivative liabilities.

The note was discounted in the amount of $80,000 based on the valuations. The total $75,000 debt discount from the valuation of the derivatives is being amortized over the terms of the note. These derivative liabilities are then revalued on each reporting date. The day one loss due to derivative was $74,063. The gain resulting from the decrease in fair value of these convertible instruments was $17,433 for the year ended September 30, 2016. At September 30, 2016, the Company had recorded derivative liability of $131,630.

During the year ended September 30, 2016, the fair value of the derivative liabilities were estimated using the Black-Scholes pricing model with the following assumptions:

Dividend rate	0
Term (in years)	1.72 to 2.00 years
Volatility	194% to 197%
Risk-free interest rate	0.58% to 0.77%

For the year ended September 30, 2016, amortization of debt discounts related to these convertible notes amounted to $8,416 which has been included in interest expense on the accompanying consolidated statements of operations. Accrued interest related to this long-term convertible note amounted to $1,883 and $0 at September 30, 2016 and 2015, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal stockholders of the Company, its management, members of the immediate families of principal stockholders of the Company and its management and other parties with which the Company may deal where one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction.

The Company had a related party accrued liabilities of $7,564 which the Company had recorded imputed interest of $428 for the year ended September 30, 2015. The imputed interest has been included to additional paid in capital.

On April 24, 2015, the Company entered into a release agreement with Mr. John Brocklebank, the Company’s former director and officer, whereby it exchanged the a horse owned by the Company for release of the then outstanding related party fees owed in the amount of $7,564. The amount of the settlement over the impaired value was $5,564 which has been attributed as capital contribution and recorded to additional paid in capital during the year ended September 30, 2015.

F-13

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

The Company had an accounts payable owed to an affiliated company amounting to $12,273 at September 30, 2015. The Company’s former president and director is an officer of the affiliated company. In October 2015, the Company fully paid the total balance of $12,273.

Between January 2012 and August 2015, the Company issued an 8% convertible promissory note to Duane S. Jenson, the Company’s former President and director that provided for additional working capital in the total amount of $69,100. In October 2015, the Company fully paid the total principal of $69,100 and accrued interest of $14,142 leaving a zero outstanding balance as of September 30, 2016 (see Note 5).

In December 2015, the Company through its wholly owned subsidiary, Tween Entertainment, executed a month to month operating lease agreement with the CEO of the Company. The lease premise is located in Mt. Kisco, New York and the initial term is for a period of 12 months commencing in December 2015 and expiring in December 2016. The lease requires the Company to pay a monthly base rent of $1,000. The Company has paid rent of $6,700 during the year ended September 30, 2016.

On January 5, 2016, the Company entered into a 2 month consulting agreement with a consultant company to provide business advisory services. Pursuant to the consulting agreement, the Company paid a total of $5,000 during the term of the agreement. One of the members of CFTB is an affiliate of this consulting company (see Note 8).

During April 2016, the CEO and a director of the Company loaned $201 and $2,500, respectively, to the Company for working capital purposes. This loan is non-interest bearing and is due on demand.

On April 5, 2016, the Company sold 40,000 shares of the Company’s common stock to a director of the Company for gross proceeds of $4,000 (see Note 7).

In June 2016, the Company sold 1,000,000 shares of the Company’s common stock to a consultant at $0.0025 per common share or $2,500. The Company received the proceeds of $2,500 as of September 30, 2016 form the consultant. The consultant is one of the members of CFTB (see Note 7).

NOTE 7 – STOCKHOLDERS’ DEFICIT

The authorized capital of the Company consists of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common stock

On October 26, 2015, the Company entered into the Asset Exchange with CFTB and certain members owning membership interest in CFTB whereby the Company acquired certain assets from CFTB in exchange for 5,201,500 shares of the Company’s common stock (see Note 1). The assets that were acquired included a movie screenplay, master recordings, trademarks, and web domain names. Consequently, the issuance of 5,201,500 shares of the Company’s common stock to CFTB accounted for approximately 66% of the total issued and outstanding stock of the Company as of October 26, 2015 and the Company became a majority owned subsidiary of CFTB. Upon the closing of the Asset Exchange, the Company’s directors resigned and a new board of directors and new officers were appointed which consists of Brian Lukow, Brian Gold and Aimee O’Brien. Following the closing, Mr. Lukow was also appointed as Chief Executive Officer and President of the Company. Mr. Lukow and Mr. Gold own approximately 17% and 20% membership interest in CFTB, respectively.

The Company accounted for the acquisition of the CFTB Assets pursuant to the Asset Exchange under Accounting Standards Codification (“ASC”) 805-50 whereby measurement shall be based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more clearly evident and, thus, more reliably measurable. The Company recorded the acquired CFTB assets at their fair value which amounted to $0. Consequently, the Company valued the issuance of 5,201,500 shares of common stock in connection with the Asset Exchange at $0. Additionally, the Company evaluated this acquisition transaction in accordance with ASC 805 and determined that the CFTB Assets do not constitute a business. The assets acquired have no processes and no outputs but rather comprised of certain assets consisting of a movie screenplay, master recordings, trademarks, and web domain names.

F-14

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

In October 2015, the Company sold an aggregate of 440,000 shares of the Company’s common stock for cash and received net proceeds of $104,075. The Company paid $5,000 legal fees and $925 escrow fees in connection with the sale. The Company used these proceeds to pay certain debts, convertible notes and accrued interest owed by the Company.

In October 2015, the Company sold an aggregate 1,248,500 shares of the Company’s common stock to three unrelated parties with purchase prices ranging from $0.001 to $0.08 per common share or $50,124. The Company recorded stock based compensation of $262,001 which is equal to the fair value of shares issued in excess of the purchase price of $50,124. The Company has determined that the fair value of the common stock is $0.25 per share which is based on the sale of common stock in the recent private placement.

In December 2015, the Company sold an aggregate of 140,000 shares of the Company’s common stock for gross proceeds of $30,000 and subscription receivable of $5,000. The Company collected the subscription receivable of $5,000 in January 2016. The Company used these proceeds for working capital purposes.

Between October 2015 and January 2016, the Company issued 65,806 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $16,452 or $0.25 per common share based on the sale of common stock in a private placement at $0.25 per common share and was recorded as stock based compensation.

Between October 2015 and January 2016, the Company issued 65,806 shares of the Company’s common stock to a consultant as payment for services rendered. The Company valued these common shares at the fair value of $16,452 or $0.25 per common share based on the sale of common stock in a private placement at $0.25 per common share and was recorded as stock based compensation.

Between October 2015 and January 2016, the Company issued an aggregate of 19,740 shares of the Company’s common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value of $4,935 or $0.25 per common share based on the sale of common stock in a private placement at $0.25 per common share and was recorded as stock based compensation.

In February 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $5,000 or $0.25 per common share based on the sale of common stock in a private placement at $0.25 per common share and was recorded as stock based compensation.

In February 2016, the Company issued 20,000 shares of the Company’s common stock to a consultant as payment for services rendered. The Company valued these common shares at the fair value of $5,000 or $0.25 per common share based on the sale of common stock in a private placement at $0.25 per common share and was recorded as stock based compensation.

In February 2016, the Company issued an aggregate of 6,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value of $1,500 or $0.25 per common share based on the sale of common stock in a private placement at $0.25 per common share and was recorded as stock based compensation.

Between March 2016 and May 2016, the Company issued 60,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value ranging from $0.17 to $0.37 per common share or $14,800 based on the quoted trading price on the date of grants and was recorded as stock based compensation.

F-15

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

Between March 2016 and May 2016, the Company issued an aggregate of 18,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value ranging from $0.17 to $0.37 per common share based on the quoted trading price on the date of grants and was recorded as stock based compensation.

In April 2016, the Company issued 50,000 shares of the Company’s common stock to a consultant as payment for financial advisory services rendered. These shares vested immediately on the date of issuance. The Company valued these common shares at the fair value of $18,500 or $0.37 per common share based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In April 2016, the Company sold 40,000 shares of the Company’s common stock to a director of the Company for gross proceeds of $4,000. The Company recorded stock based compensation of $10,800 which is equal to the fair value of shares issued in excess of the purchase price of $4,000. The Company has determined that the fair value of the common stock is $0.37 per share which is based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In June 2016, the Company sold an aggregate of 4,000,000 shares of its common stock at $0.0025 per common share for proceeds of $10,000 which was paid by 2 directors of the Company. Additionally, in June 2016, the Company sold an aggregate of 3,000,000 shares of its common stock at $0.0025 per common share for a settlement of accrued salaries to the CEO of the Company for $7,500. The Company recorded stock based compensation of $1,382,500 which is equal to the fair value of shares issued in excess of the total purchase price of $17,500. ASC 718 establishes that share-based payment transactions with employees shall be measured at the fair value of the equity instruments issued. The Company has determined that the fair value of the common stock is $0.20 per share which is based on the quoted trading price on the date of grant.

In June 2016, the Company sold 1,000,000 shares of the Company’s common stock to a consultant at $0.0025 per common share or $2,500. The Company recorded stock based compensation of $197,500 which is equal to the fair value of shares issued in excess of the purchase price of $2,500. The Company has determined that the fair value of the common stock is $0.20 per share which is based on the quoted trading price on the date of grant. The Company received proceeds of $2,500 as of September 30, 2016. The consultant is one of the members of CFTB.

In June 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $5,000 or $0.25 per common share based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In June 2016, the Company issued an aggregate of 6,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered and to be rendered for future services pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value of $1,500 or $0.25 per common share based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In July 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $3,938 or $0.20 per common share based on the quoted trading price on the date of grant and was recorded as stock based compensation.

In July 2016, the Company issued an aggregate of 30,000 shares of the Company’s common stock to the three directors of the Company as payment for services rendered and to be rendered for future services pursuant to corporate director agreements (see Note 8). The Company valued these common shares at the fair value ranging from $0.20 to $0.54 per common share or $11,430 based on the quoted trading price on the dates of grants. The Company recorded stock based compensation of $7,050 and prepaid expense of $4,380 to be amortized over the term of the service period.

F-16

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

In August 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $10,700 or $0.54 per common share based on the quoted trading price on the date of grant.

In September 2016, the Company issued 20,000 shares of the Company’s common stock to the CEO of the Company as payment for services rendered pursuant to the Employment agreement (see Note 8). The Company valued these common shares at the fair value of $8,860 or $0.44 per common share based on the quoted trading price on the date of grant.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Employment agreement

In October 2015, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Brian Lukow, the CEO of the Company. As compensation for his services per the terms of the Employment Agreement, the Company shall pay $5,000 per month and 20,000 shares of the Company’s common stock calculated at $0.25 per share. The Employment Agreement may be terminated by either party upon two months written notice. As of September 30, 2016, accrued salaries to Mr. Lukow amounted to $15,752 and was included in accounts payable and accrued liabilities as reflected in the accompanying consolidated balance sheets.

Corporate director agreements

In October 2015, the Company entered into three corporate director agreements with Mr. Brian Lukow, Mr. Brian Gold and Ms. Aimee O’Brien to serve as members of the Company’s board of directors. The term of the agreements shall continue until September 30, 2016 unless earlier terminated by the Company. As compensation for their services per the terms of their respective corporate director agreements, the Company pays fees to i) Mr. Lukow of 2,000 shares of the Company’s common stock per month calculated at $0.25 per share ii) Ms. O’Brien of 2,000 shares of the Company’s common stock per month calculated at $0.25 per share and iii) Mr. Gold of 2,000 shares of the Company’s common stock per month during the month of service. Pursuant to the agreement, the director who will introduce and arrange for equity funding and acquisitions shall be entitled with a 10% commission fee as defined in the agreement. As of September 30, 2016, accrued director fees amounted to $0.

Consulting agreement

On March 29, 2016, the Company entered into a six-month consulting agreement with a consultant who has agreed to provide strategic planning and business development consulting services to the Company. The term of the agreement commenced on June 1, 2016. In August 2016, the Company entered into an amendment agreement with such consultant to amend the compensation terms whereby both parties agree that the consultant, in exchange for his services will be issued 1,000,000 shares of the Company’s common stock upon effectiveness of the Company’s registration statement and another 1,000,000 shares to be issued upon the effectiveness of another registration statement as defined in the consulting agreement. An additional 2,000,000 share of the Company’s common stock will be issued if the Company renews and extends the term of this agreement.

Operating Lease

In December 2015, the Company through its wholly owned subsidiary, Tween Entertainment, executed a month to month operating lease agreement located in Boca Raton, Florida. The lease is for a period of 12 months commencing in December 2015 and expiring in December 2016. The lease requires the Company to pay a monthly rent of $1,000. The Company terminated the month to month lease agreement for the Boca Raton office in February 2016.

F-17

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

In December 2015, the Company through its wholly owned subsidiary, Tween Entertainment, executed a month to month operating lease agreement with the CEO of the Company. The lease premise is located in Mt. Kisco, New York and the initial term is for a period of 12 months commencing in December 2015 and expiring in December 2016. The lease requires the Company to pay a monthly rent of $1,000.

Rent expense was $12,400 for the year ended September 30, 2016.

NOTE 9 – INCOME TAXES

Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes were as follows:

	Year Ended September 30, 2016	Year Ended September 30, 2015

Income tax benefit at U.S. statutory rate of 34%	$(776,314)	$(20,890)
Income tax benefit - State	(114,164)	(3,072)
Non-deductible expenses	815,287	167
Increase in valuation allowance	75,191	23,795
Total provision for income tax	$-	$-

The Company’s approximate net deferred tax asset was as follows:

Deferred Tax Asset:	September 30, 2016	September 30, 2015

Net operating loss carryforward	$184,535	$109,344
Valuation allowance	(184,535)	(109,344)
Net deferred tax asset	$-	$-

The net operating loss carryforward was $473,166 at September 30, 2016. The Company provided a valuation allowance equal to the deferred income tax asset for the year ended September 30, 2016 and 2015 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $75,191 in fiscal 2016. The potential tax benefit arising from the loss carryforward will expire in 2036.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance. The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position

F-18

ALL FOR ONE MEDIA CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date through December 29, 2016. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the accompanying consolidated financial statements other than those set forth below.

In October 2016, the Company received additional proceeds of $20,000 in connection with a promissory note issued on August 25, 2016 (see Note 5).

On October 25, 2016, the Company issued a 10% Convertible Promissory Note for principal borrowings of up to $95,000. The 10% convertible promissory note and all accrued interest are due on October 25, 2018. The note is unsecured and bears interest at the rate of 10% per annum from the issuance date thereof until the note is paid. The note holder shall have the right to convert beginning on the date which is 180 days following the issuance date the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price equal to a price which is 50% of the volume weighted average price of the Company’s common stock during the 20 trading days immediately preceding the conversion date. The note may not be prepaid in whole or in part. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of 18% per annum from the due date thereof until the same is paid. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Between October 2016 and November 2016, the Company received proceeds of $60,000 in connection with this note. The Company paid original issuance cost of $5,000 in connection with this note payable which will be amortized over the term of the note.

F-19

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13.

(b) Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation*

3.2	By-Laws*

3.3	Articles of Amendment*

10.1	Asset Exchange Agreement with Crazy For the Boys, LLC dated October 26, 2015*

____________

* Incorporated herewith.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ALL FOR ONE MEDIA CORP.

Date: January 3 , 2017	By:	/s/ Brian Lukow
	Name:	Brian Lukow
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: January 3 , 2017	By:	/s/ Brian Lukow
	Name:	Brian Lukow
	Title:	Acting Chief Financial Officer (Acting Principal Financial and Accounting Officer)

Date: January 3 , 2017	By:	/s/ Brian Lukow
	Name:	Brian Lukow
	Title:	Director

Date: January 3 , 2017	By:	/s/ Brian Gold
	Name:	Brian Gold
	Title:	Director

Date: January 3 , 2017	By:	/s/ Aimee Ventura O’Brien
	Name:	Aimee Ventura O’Brien
	Title:	Director

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